Exhibit 10.5

JOINDER AGREEMENT AND THIRD AMENDMENT TO

SUBORDINATED LOAN AND SECURITY AGREEMENT

This Joinder Agreement and Third Amendment to the Subordinated Loan and Security Agreement (the “Amendment”) is entered into as of this 28th day of February, 2006 by and between QUATECH, INC. (f/k/a WR Acquisition, Inc.), an Ohio corporation (“QuaTech”) and DPAC TECHNOLOGIES CORP., a California corporation (“DPAC” and collectively with QuaTech, the “Borrowers” and each individually a “Borrower”), and THE HILLSTREET FUND, L.P., a Delaware limited partnership, its permitted successors and assigns (“Lender”).

RECITALS

WHEREAS, Lender and QuaTech are parties to that certain Subordinated Loan and Security Agreement as of July 28, 2000, as amended by a First Amendment to Subordinated Loan and Security Agreement and First Amendment to Warrant Agreement dated August 15, 2005, and as further amended by a Second Amendment to Loan and Security Agreement and Second Amendment to Warrant Agreement dated November 30, 2005 (collectively, and as amended by this Third Amendment, the “Loan Agreement”); and

WHEREAS, contemporaneously with the closing of the Third Amendment, Borrowers desire to complete the DPAC Transaction, as hereinafter defined, whereby QuaTech will become a wholly-owned subsidiary of DPAC; and

WHEREAS, as a condition of Lender’s consent to the DPAC Transaction, Lender has required that DPAC be joined as a Borrower under the Loan Documents; and

WHEREAS, the parties desire to hereby amend the Loan Agreement to reflect the foregoing;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Capitalized Terms. All capitalized terms used herein shall have the meanings assigned to them in the Loan Agreement unless the context hereof requires otherwise. Any capitalized terms defined herein shall be deemed incorporated in Section 1.1 of the Loan Agreement.

2. Joinder Agreement. As of the Third Amendment Closing Date, DPAC:

(a) adopts the Loan Agreement, shall be bound by all of the terms, conditions and provisions thereof as if it was an original party thereto, including without limitation, the affirmative and negative covenants in Articles 5 and 6 of the Loan Agreement, assumes all of the duties and obligations of a Borrower under the Loan Agreement, and confirms the representations and warranties set forth in Article 4 of the Loan Agreement on and as of the date

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hereof as if fully set forth herein (as modified by any disclosures reflected in the amended disclosure Schedules attached hereto);

(b) shall be considered, and deemed to be, for all purposes, a “Borrower” under the Loan Agreement as if DPAC had signed the Loan Agreement at the time originally executed and delivered to Lender and hereby, jointly and severally, promises to pay or perform all of the Obligations of a Borrower under the Loan Agreement and the other Loan Documents in accordance with their respective terms, and agrees to execute and deliver to Lender additional Loan Documents, upon the request of Lender;

(c) hereby grants, pledges and collaterally assigns to Lender, to secure the prompt repayment of the Note and the Obligations, a continuing security interest in and assigns to the Lender all of DPAC’s Collateral owned by DPAC;

(d) shall execute and deliver to Lender, a Pledge Agreement with respect to all Pledged Stock as additional collateral for the Loan, together with the certificates evidencing the Pledged Stock and undated stock powers executed in blank; and

(e) shall be considered and deemed to be, for all purposes a Borrower and Indemnitor under the Environmental Indemnity Agreement dated July 28, 2000 and agrees to be bound by the terms thereby as the same relates to any Property.

3. Exhibits and Schedules. As of the Third Amendment Closing Date, the Loan Agreement is amended to add Exhibit G – Form of Pledge Agreement, in the form of Exhibit G to this Third Amendment.

4. Schedules to Loan Agreement. As of the Third Amendment Closing Date, the Schedules to the Loan Agreement are hereby amended as set forth on the corresponding Schedules to this Third Amendment.

5. Definitions.

(a) As of the Third Amendment Closing Date, the following definitions contained in Section 1.1 of the Loan Agreement are amended in their entirety to read thereafter as follows:

“Change of Control” means the time at which (i) any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than the existing shareholders of DPAC or a group controlled by the existing shareholders of DPAC, has become the beneficial owner of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of DPAC equal to at least twenty-five percent (25%), (ii) there shall be consummated any consolidation or merger of DPAC pursuant to which DPAC’s Capital Stock would be converted into cash, securities or other property, other than a merger or consolidation of DPAC in which the holders of the common stock of DPAC, or any Capital Stock convertible into common stock, immediately prior to the merger have the same proportionate ownership, directly or indirectly, of common stock or any Capital Stock

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convertible into common stock, of the surviving corporation immediately after the merger as they had of DPAC’s common stock immediately prior to such merger, or (iii) all or substantially all of DPAC’s assets shall be sold, leased, conveyed or otherwise disposed of as an entirety or substantially as an entirety to any Person (including an Affiliate or associate of DPAC) in one or a series of transactions, or (iv) Steven Runkel shall cease to perform his duties as a senior executive manager of DPAC and within ninety (90) days of such cessation a replacement senior executive manager reasonably acceptable to Lender has not been employed by DPAC.

“Life Insurance” means one or more policies of life insurance and any substitute or replacement policies thereof, owned by Borrower on the life of Steven Runkel in the aggregate face amount of not less than Two Million and 00/100 Dollars ($2,000,000.00), which such policy shall be free of any policy loans and encumbrances whatsoever, except the lien in favor of the Lender hereunder.

“Permitted Liens” means the liens and interests in favor of the Lender granted in connection herewith and

(a)	liens under the Senior Loan Documents in an amount not to exceed $2,600,000.00 in the aggregate;

(b)	liens under the State of Ohio Loan Documents in an amount not to exceed $2,500,000 in the aggregate, provided that such liens are pari passu with Lender’s liens;

(c)	liens against Borrowers to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(d)	deposits or pledges made by Borrowers in connection with, or to secure payment of workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(e)	liens against Borrowers on properties other than the real property Collateral in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which Borrowers shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(f)	liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties of either Borrower in existence less than ninety (90) days from the date of creation thereof in respect of obligations not overdue;

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(g)	encumbrances on real estate of either Borrower consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities either in the title thereto, landlord’s or lessor’s liens under leases to which Borrower is a party, and other minor liens or encumbrances none of which in the opinion of Borrowers interferes materially with the use of the property affected in the ordinary conduct of the business of either Borrower, which defects do not individually or in the aggregate have a Materially Adverse Effect;

(h)	liens and encumbrances on the real property Collateral of either Borrower as and to the extent permitted by the mortgage applicable thereto in any one (1) year period; and

(i)	liens and encumbrances created by Capital Leases or purchase money security interests in an amount not to exceed $100,000 in the aggregate.

“Principal Office” means (i) with respect to QuaTech, 5675 Hudson Industrial Parkway, Hudson, Ohio 44236, and (ii) with respect to DPAC, 7321 Lincoln Way, Garden Grove, California 92841

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any Subsidiary now or hereafter outstanding other than dividends on Preferred Stock; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any Subsidiary now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any indebtedness other than the Senior Debt and the State of Ohio Loan; provided, however, that with respect to the Senior Debt and the State of Ohio Loan, any payments other than scheduled payments and required reductions of principal; and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, other than the Warrants, options or other rights to acquire shares of any class of Capital Stock of a Borrower or any Subsidiary now or hereafter outstanding.

“Security Documents” means all of the documents and instruments evidencing the collateral security of the Lender, including without limitation, all UCC Financing Statements with respect to the Collateral, all Mortgages, all Intellectual Property Security Agreements, all Pledge Agreements, all Environmental Indemnity Agreements, and the Assignment of Life Insurance.

“Senior Debt” means that portion of the principal amount owing to the Senior Lender under the Senior Loan Documents from time to time, together with all interest, fees and other amounts payable on or with respect thereto, not to exceed Two Million Six Hundred Thousand Dollars ($2,600,000) in the aggregate and consisting of a $2,000,000 revolving line of credit and a $600,000 term loan, and any refinance, replacement, amendment or modification thereof in accordance with the Intercreditor Agreement.

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“Subordinated Note” means the Subordinated Term Promissory Note referred to in Section 2.2 hereof to evidence the Loan, together with any amendments, modifications, or restatements issued in substitution thereof.

“Warrant” or “Warrants” means one or more of the warrants in substantially the form as of Exhibit D, to be issued by DPAC to HillStreet pursuant to the Warrant Agreement

“Warrant Agreement” means the warrant agreement dated as of the Closing Date between DPAC and HillStreet in substantially the form as Exhibit E,

(b) As of the Third Amendment Closing Date, Section 1.1 of the Loan Agreement is hereby amended to add the following definitions to read thereafter as follows:

“Borrowers” shall mean collectively, QuaTech and DPAC, and each individually a “Borrower.”

“DCV” means Development Capital Ventures, LP, a Small Business Investment Company licensed by the US Small Business Administration.

“DPAC” means DPAC Technologies Corp., a California corporation.

“DPAC Transaction” means that certain transaction effective as of the Third Amendment Closing Date whereby QuaTech and DPAC are to consummate a business transaction where DPAC Acquisition Sub, Inc., an Ohio corporation and wholly-owned subsidiary of DPAC merges with and into QuaTech.

“Maturity Date” shall mean August 31, 2007.

“Pledge Agreement” means a stock pledge agreement or agreements with respect to Pledged Stock substantially in the form of Exhibit G hereto.

“Pledged Stock” means one hundred percent (100%) of the Capital Stock of QuaTech.

“QuaTech” means QuaTech, Inc. (f/k/a WR Acquisition, Inc.), an Ohio corporation, and successor by merger to DPAC Acquisition Sub, Inc., an Ohio corporation, a wholly-owned subsidiary of DPAC.

“State of Ohio Debt” means that portion of the principal amount owing to the State of Ohio under the State of Ohio Loan Documents from time to time, together with all interest, fees and other amounts payable on or with respect thereto, not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate, and any refinance, replacement, amendment or modification thereof in accordance with the applicable Intercreditor Agreement.

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“State of Ohio Loan” means the indebtedness owed by a Borrower to the State of Ohio pursuant to that certain Loan Agreement by and between QuaTech and the Director of Development of the State of Ohio, dated as of January 27, 2006.

“State of Ohio Loan Documents” means all documents evidencing the State of Ohio Loan, including any amendments, modifications, restatements and notices to any Borrower thereunder.

“Termination Date” means the earlier of (i) the Maturity Date; or (ii) the date upon which the entire principal of the Note shall become due pursuant to the provisions hereof (whether as a result of acceleration or otherwise), or (iii) the date upon which the entire principal and interest of the Note shall be paid in full.

“Third Amendment Closing Date” shall mean February 28, 2006.

6. Rules of Construction. As of the Third Amendment Closing Date, Section 1.2 of the Loan Agreement is hereby amended to add a new Section 1.2(h) to read in its entirety as follows:

“Section 1.2(h) Borrower References. References to Borrower shall be construed to be mean both Borrowers, jointly and severally, in respect of their obligations to Lender under this Agreement.”

7. Promissory Subordinated Note.

(a) Term. As of the Third Amendment Closing Date, Section 2.2(a) of the Loan Agreement is hereby amended in its entirety to read thereafter as follows:

“Section 2.2(a) Term. The Subordinated Note shall be dated as of the Third Amendment Closing Date and shall mature and be due and payable in full on the Termination Date.”

(b) Principal Payments. As of the Third Amendment Closing Date, Section 2.2(d) of the Loan Agreement is amended in its entirety to read thereafter as follows:

“Section 2.2(d) Principal Payments. Provided that Lender has not accelerated the Loan pursuant to Section 9.9 hereof, Borrowers are not obligated to make repayments of principal on the Loan until the Maturity Date, at which time the entire outstanding balances of principal and interest are due.”

(c) Amortization. As of the Third Amendment Closing Date, Section 2.2(e) of the Loan Agreement is deleted in its entirety thereafter.

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8. Success Fee. As of the Third Amendment Closing Date, Section 2.3 of the Loan Agreement is hereby amended to add a new Section 2.3(c) to read in its entirety thereafter as follows:

“Section 2.3(c) Success Fee. Borrowers shall pay to Lender a success fee in immediately available funds on the Termination Date, whether by prepayment, acceleration or at maturity, in the amount of Five Hundred Thousand Dollars ($500,000).”

9. Use of Proceeds. As of the Third Amendment Closing Date, Section 2.8 is hereby amended in its entirety to read thereafter as follows:

“Section 2.8 Use of Proceeds. Borrowers represent and warrant that all proceeds of the Loan shall be used by Borrowers for refinancing debt, growth and working capital.”

10. Prepayments. As of the Third Amendment Closing Date:

(a) Section 2.5(b) of the Loan Agreement is hereby amended in its entirety to read thereafter as follows:

“Section 2.5(b) Optional Prepayment. Borrowers may prepay the Loan in whole or in part at any time.”

(b) Section 2.5(c) of the Loan Agreement is hereby deleted thereafter in its entirety.

11. Failure to Pay by Maturity. As of the Third Amendment Closing Date, Article 2 of the Loan Agreement is hereby amended to add a new Section 2.10 to read in its entirety thereafter as follows:

“Section 2.10 Failure to Pay by Maturity. If, as of the Maturity Date, the indebtedness evidenced by the Note has not been paid in full, interest shall continue to accrue as provided herein and Borrowers shall (i) pay, on the first day of the month following the Maturity Date and on the first day of each month thereafter until the principal and interest has been repaid in full, a monthly fee in the amount of Twenty Five Thousand Dollars ($25,000), and (ii) issue to Lender warrants to purchase one percent (1%) of the common stock of DPAC, which warrants may be exercised for a purchase price per share equal to $0.00001, and which warrants shall be issued in the same form as Exhibit D.

12. Representations and Warranties; Affirmative Covenants; Negative Covenants. As of the Third Amendment Closing Date, Articles 4, 5 and 6 of the Loan Agreement are hereby amended in their entirety to read as set forth in Addendum A attached to this Third Amendment.

13. Financial Covenants. As of the Third Amendment Closing Date, Article 7 of the Loan Agreement is hereby amended thereafter as follows:

(a) Limitations on Capital Expenditures. Section 7.1 of the Loan Agreement shall read as follows:

Third Amendment to Subordinated Loan and Security Agreement

“Section 7.1 Limitations on Capital Expenditures. Borrowers shall not, without first obtaining the written consent of the Lender, make Consolidated Capital Expenditures during any fiscal year in an aggregate amount greater than the amounts specified below:

Time Period	Maximum Capital Expenditures
From the Third Amendment Closing Date until the end of the current fiscal year	$200,000
For the following fiscal year	$200,000	”

(b) Minimum EBITDA. Section 7.2 of the Loan Agreement shall read as follows:

“Section 7.2 Minimum EBITDA. Borrowers shall not permit their Consolidated EBITDA for their fiscal quarters ending on the dates below to be less than the dollar amount set forth below opposite such date.

Dates	Minimum EBITDA
June 30, 2006, September 30, 2006, and December 31,2006	$250,000
March 31, 2007 and thereafter	$350,000	”

14. Reaffirmation of Covenants, Warranties and Representations. Each Borrower hereby agrees and covenants that all representations and warranties in the Loan Agreement, including without limitation, all of those warranties and representations set forth in Article 5, are true and accurate as of the date hereof. Each Borrower further reaffirms all covenants set forth in Article 6 and financial covenants set forth in Article 7 and negative covenants set forth in Article 8 thereof, as if fully set forth herein, except to the extent modified by this First Amendment.

15. Conditions Precedent to Closing of Third Amendment. On or prior to the Third Amendment Closing Date, each of the following conditions precedent shall have been satisfied:

(a) Proof of Corporate Authority. Lender shall have received from each Borrower copies, certified by a duly authorized officer to be true and complete on and as of the Third Amendment Closing Date, of records of all action taken by Borrowers to authorize (i) the execution and delivery of this Third Amendment and all other certificates, documents and instruments to which it is or is to become a party as contemplated or required by this Third Amendment, and (ii) their performance of all of its obligations under each of such documents

(b) Loan Documents. (i) Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by each Borrower, as applicable, and shall be in full force and effect on and as of the Third Amendment Closing Date; (ii) executed originals of the Note shall have been delivered to Lender, and (iii) executed originals or (as the case may be)

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executed counterparts of each of any other Loan Documents required by Lender shall have been delivered to Lender, including without limitation, a Pledge Agreement from DPAC with respect to the Pledged Stock.

(c) Legal Opinion. Lender shall have received a written legal opinion of counsel to Borrowers, addressed to Lender, dated as of the Third Amendment Closing Date, which shall be acceptable to Lender.

(d) Documents. Each of the documents to be executed and delivered at the Third Amendment Closing and all other certificates, documents and instruments to be executed in connection herewith shall have been duly and properly authorized, executed and delivered by Borrowers and shall be in full Force and effect on and as of the Third Amendment Closing Date.

(e) DPAC Transaction. Borrowers shall be prepared to close, simultaneously with the closing of this Third Amendment, the DPAC Transaction on terms reasonably acceptable to Lender.

(f) Senior Debt Availability. Lender shall be satisfied that: (i) the principal amount of the Revolving Loans of the Senior Debt outstanding on the Third Amendment Closing Date shall not be more than One Million Dollars ($1,000,000) and (ii) after giving effect to the consummation of the transactions contemplated hereby, by the Senior Loan Documents and by the DPAC Transaction (including the payment of any fees and expenses associated therewith), the difference, as of the Third Amendment Closing Date, between (i) the lesser of (A) the Borrowing Base and (B) the Revolving Credit Commitment and (ii) the aggregate outstanding principal amount of the Revolving Loans as such terms are defined in the Senior Loan Agreement, shall be at least Five Hundred Thousand Dollars ($500,000).

(g) State of Ohio Loan. Lender shall have received certified copies of all of the State of Ohio Loan Documents, including any amendments to the applicable Intercreditor Agreement in form and substance satisfactory to Lender.

(h) Due Diligence. Lender shall have conducted and completed due diligence on Borrowers and the DPAC Transaction to Lender’s full satisfaction, including, review of and satisfaction with a schedule of closing fees and expenses, schedules of post transaction expenses and sources and uses of funds, all material agreements, the Registration Statement of DPAC on Form S-4, all documents evidencing the DPAC Transaction, the Senior Loan Documents, the Ohio Loan Documents, all non-compete agreements, all employment agreements, all severance agreements, all tax audits, litigation, and any other matter Lender and/or Lender’s counsel may deem necessary.

(i) Legality of Transactions. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful (i) for Lender to perform any of its agreements or obligations under any of the Loan Documents, or (ii) for either Borrower to perform any of its agreements or obligations under any of the Loan Documents.

(j) Performance, Etc. Except as set forth herein, Borrowers shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in each of the Loan Documents. Except as set forth herein, no event shall

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have occurred on or prior to the Third Amendment Closing Date, and no condition shall exist on the Third Amendment Closing Date, which constitutes a Default or an Event of Default.

(k) Proceedings and Documents. All corporate, governmental and other proceedings in connection with the transactions contemplated on the Third Amendment Closing Date, each of the other Loan Documents and all instruments and documents incidental thereto shall be in form and substance reasonably satisfactory to Lender.

(l) Changes; None Adverse. Since the date of the most recent balance sheets of QuaTech delivered to Lender, no changes shall have occurred in the assets, liabilities, financial condition, business, operations or prospects of which, individually or in the aggregate, are material to QuaTech and Lender shall have completed such review of the status of all current and pending legal issues as Lender shall deem necessary or appropriate.

(m) Legal Fees. Borrowers shall have reimbursed Lender for all out-of-pocket costs incurred by Lender in connection with the administration of the Loan and the negotiation and preparation of this Third Amendment, and any other related expenses, including all legal fees and disbursements incurred by Lender’s counsel and any past due amounts outstanding.

(n) Payment of Closing Fee. Borrowers shall have paid to Lender the closing fee separately agreed to between Lender and Borrowers as set forth in Lender’s February 7, 2006 commitment letter.

16. Miscellaneous.

(a) Change of Control Waiver. Provided that Borrowers have satisfied all the conditions precedent to this Third Amendment as set forth in Paragraph 15 of this Third Amendment, Lender hereby consents to waive the application of Sections 6.4, 6.10 and 9.6 of the Loan Agreement solely as they relate to the Change of Control and other defaults which will be caused by the DPAC Transaction. This waiver applies only to Sections 6.4, 6.10 and 9.6 of the Loan Agreement for the Events of Default caused by the DPAC Transaction only to the extent as such Events of Default exist on the Third Amendment Closing Date and as are referenced in this Paragraph 16(a), and such waiver does not otherwise modify or waive any other covenant or agreement contained in the Loan Agreement, except as modified by this Third Amendment.

(b) Effect of Agreements. Except as specifically amended hereby, the Loan Agreement and the other Loan Documents shall remain in full force and effect.

(c) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

(d) Entire Agreement. This Amendment, together with the Loan Agreement, each as amended from time to time, constitutes the complete, final and exclusive understanding and agreement of the parties and supersedes any and all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

[Signature page follows. Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Third Amendment to Subordinated Loan and Security Agreement by their respective duly authorized officers as of the date first written above.

QUATECH, INC.

By:	/s/ Steven D. Runkel
Name:	Steven D. Runkel
Title:	Chief Executive Officer

DPAC TECHNOLOGIES CORP.

By:	/s/ Steven D. Runkel
Name:	Steven D. Runkel
Title:	CEO

THE HILLSTREET FUND, L.P.

BY:	HILLSTREET CAPITAL, INC.

ITS:	INVESTMENT MANAGER

By:	/s/ John P. Vota, II
Name:	John P. Vota, II
Title:	Executive Vice President

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ADDENDUM A TO

JOINDER AGREEMENT AND THIRD AMENDMENT TO

SUBORDINATED LOAN AND SECURITY AGREEMENT

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement, Borrower hereby represents and warrants to the Lender on the date hereof that:

Section 4.1 Organization, Authority and Qualification.

(a) Quatech is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. DPAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The execution, delivery and performance of this Agreement and the Subordinated Note have been duly authorized by all necessary company actions; there is no prohibition, either in law, in its charter documents, operating agreement, or bylaws, if any, or in any order, writ, injunction or decree of any court or arbitrator presently in effect having applicability to Borrowers which in any way prohibits or would be violated by the execution and performance of this Agreement and the Subordinated Note in any respect; this Agreement and the Subordinated Note are and will be valid, binding and enforceable obligations of the Borrowers; and the Borrowers have adequate power and authority and has full legal right to enter into this Agreement and each of the other Loan Documents, and to perform, observe and comply with all of its agreements and obligations under each of such documents, including, without limitation the borrowings contemplated hereby. Borrowers are, and will be after giving effect to the DPAC Transaction, duly qualified or licensed and in good standing and duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted makes such qualification or licensing necessary and in which the failure to be so qualified would have a materially adverse effect on the conduct of the business of Borrowers.

(b) The authorized Capital Stock of DPAC is as set forth on Schedule 4.1(b) hereto. Except as described on Schedule 4.1(b) hereto, there are no outstanding options, rights or warrants issued by DPAC for the acquisition of the Capital Stock of either DPAC, nor any outstanding securities or obligations convertible into Capital Stock. After giving effect to the DPAC Transaction, all of the capital stock of Quatech will be owned by DPAC.

(c) Neither Borrower has any Subsidiaries except as set forth on Schedule 4.1(c) hereto. The Capital Stock of each Subsidiary is owned by a Borrower free and clear of all Liens other than securities laws restrictions, the pledge pursuant to the Senior Loan Documents and those in favor of Lender. Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the state of its incorporation, and (ii) has full corporate power and authority and full legal right to own or to hold under lease its Property and to carry on its business. Each Subsidiary is qualified and licensed in each jurisdiction wherein the character of the Property owned or held under lease by it, or the nature of its business makes such qualification necessary or advisable.

(d) Except as listed on Schedule 4.1(c), neither Borrower owns or holds of record (whether directly or indirectly) any shares of any class in the capital of any corporation, nor does either Borrower own or hold (whether directly or indirectly) any legal and/or beneficial equity interest in any partnership, business trust or joint venture or in any other unincorporated trade or business enterprise.

Section 4.2 No Legal Bar. The execution, delivery and performance of this Agreement, the Subordinated Note and the other Loan Documents and the consummation of the transactions contemplated thereby, will not in any material respect violate any Requirements of Law or any Contractual Obligation of a Borrower.

Section 4.3 No Litigation. No litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or threatened by or against either Borrower or against any of its respective properties or revenues, existing or future, (a) with respect to this Agreement, the Subordinated Note, any of the other Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which, if adversely determined, would have a Material Adverse Effect.

Section 4.4 Financial Condition. The Registration Statements on Form S-4, as amended, (Registration No. 333-129532) contains financial statements for each Borrower as well as Form 10-Q filed by DPAC for the quarter ended November 30, 2005, The financial statements contained in such filings are the “Financial Statements.” The Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved (“GAAP”) and present fairly in all material respects the financial position and results of operations of each Borrower as of the dates of such statements and for the periods covered thereby. The books of account of each Borrower have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of each Borrower have been properly recorded therein in all material respects.

Section 4.5 No Change. There has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect since November 30, 2005.

Section 4.6 No Default. Neither Borrower is in default under or with respect to any of its Contractual Obligations, except where the default would not have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.7 Ownership of Property; Liens. Each Borrower has good and marketable title to all its property as listed on the Financial Statements and none of such property is subject to any Lien except Permitted Liens.

Section 4.8 Intellectual Property. Each Borrower possess all licenses, patents, permits, trademarks, trade names, copyrights, technology, know how and processes necessary for the conduct of its businesses as currently conducted, taking into consideration consummation of the DPAC Transaction, and all such licenses, patents, permits, trademarks, trade names, and copyrights are listed on Schedule 4.8 attached hereto and made a part hereof. No claim has been asserted and is pending by any Person challenging or questioning the use of any such property or rights or the validity or effectiveness of any such property or rights, nor is there any known basis for any such claim. The use of such property and rights by each Borrower does not infringe on the rights of any Person.

Section 4.9 Compliance with Laws. Each Borrower is in compliance with all Requirements of Law, including all Environmental Laws applicable to it, except, in each case, where the failure to comply would not have a Material Adverse Effect.

Section 4.10 Taxes. Each Borrower has filed or caused to be filed all tax returns which are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its properties and all other taxes, fees or other charges imposed on it or any of its property by any governmental authority (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower); no tax Lien has been filed, and, to the knowledge of each Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

Section 4.11 Environmental Matters. To each Borrower’s knowledge, each Borrower is in compliance with, and has no liability to any Person in respect of, all Environmental Laws except for such non-compliance or liabilities that would not have a Material Adverse Effect.

Section 4.12 Place of Business. Each Borrower maintains a place of business and owns Collateral at its Principal Office. Each Borrower maintains its books of account and records, including all records concerning the Collateral, only at its Principal Office. Schedule 4.12 is a complete listing of the current location of all Collateral. Such locations may change from time to time.

Section 4.13 General Collateral Representation. Subject, in each case, to the liens of the Senior Lender:

(a) The Borrowers are the sole owners of and have good and marketable title to the Collateral, free from all Liens, other than the Permitted Liens, and have full right and power to grant the Lender a security interest therein. All information which has been furnished to the Lender concerning the Collateral was complete, accurate and correct in all material respects when furnished, and all information which may be furnished to the Lender in the future concerning the Collateral will be complete, accurate and correct in all material respects when furnished.

(b) No security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed (i) by Borrower in favor of Senior Lender pursuant to the Senior Loan Agreement, (ii) by Borrower in favor of the State of Ohio pursuant to the State of Ohio Debt, (iii) by Borrower in favor of Lender pursuant to this Agreement, or (iv) in respect of the items of Collateral subject to the Permitted Liens.

(c) The provisions of this Agreement are sufficient to create in favor of the Lender, as of the Closing Date, a valid and continuing lien on, and security interest in, the types of the Collateral hereunder in which a security interest may be created under Article 9 of the UCC. Financing Statements on Form UCC-1 have been duly executed on behalf of each Borrower and the description of such Collateral set forth therein is sufficient to perfect security interests in such Collateral in which a security interest may be perfected by the filing of Financing Statements under the UCC. When such Financing Statements are duly filed in the filing offices listed on Schedule 4.13 hereto, and the requisite filing fees are paid, such filings will be sufficient to perfect security interests in such of the Collateral described in the Financing Statements as can be perfected by filing, which perfected security interests will be prior to all other Liens in favor of others and rights of others (except for Permitted Liens), and as against any owner of real estate where any of the Equipment is located and as against any purchaser of such real property and any present or future creditor obtaining a Lien on such real estate. All action necessary to protect and perfect a security interest in each item of the Collateral has been or will be duly taken, or in the case of Equipment covered by certificates of title will be taken within ninety (90) days of the Closing Date.

(d) Upon delivery to Lender and the filing with the U.S. Patent and Trademark Office of the Assignment of Trademarks and delivery to the Lender and the payment of the requisite filing fees, the Lender shall have a perfected security interest in the intellectual property listed on Schedule 4.8 and the other Collateral of a type described in such assignments, which perfected security interest will be prior to all other Liens in favor of others.

Section 4.14 Accounts. As to each and every Account of Borrowers, a Borrower has full right and power to grant the Lender a security interest therein and the security interest granted in such Account to the Lender in Article 3 hereof, when perfected, will be a valid second security interest, subordinate only to Permitted Liens, the liens granted under the Senior Loan Documents, which will inure to the benefit of the Lender without further action, subject to Permitted Liens and the provisions of Section 4.13(c) hereof.

Section 4.15 Equipment. All Equipment is located at a Borrower’s Principal Offices, except for de minimus equipment held at the location of customers or resellers from time to time. No Equipment is now stored with a bailee (except as set forth in the preceding sentence), warehouseman or similar party. All Equipment necessary for the conduct of a Borrower’s business or reflected on the Financial Statements is currently usable or currently saleable in the normal course of Borrower’s business.

Section 4.16 ERISA. Schedule 4.16 contains a list of all Employee Benefit Plans maintained by each Borrower. Borrowers and their ERISA Affiliates are in compliance with any applicable provisions of ERISA and the regulations thereunder, and the Code, with respect to all such Employee Benefit Plans.

Section 4.17 Undisclosed Liabilities. No Borrower has any material obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether due or to become due) arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, except liabilities reflected on the Financial Statements; liabilities incurred in the ordinary course of business (none of which are liabilities for breach of contract, breach of warranty, torts, infringements, claims or lawsuits); liabilities or obligations disclosed in the Schedules hereto; and liabilities or obligations incurred pursuant to the Loan Documents, the Purchase Agreement and the agreements, documents and instruments contemplated thereby and the Senior Loan Agreement and the other Senior Loan Documents and the Ohio Loan and State of Ohio Loan Documents.

Section 4.18 Disclosure.

(a) All factual information furnished by or on behalf of each Borrower in writing to Lender on or before the Closing Date (including all information contained in the Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated hereby is true and complete in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omits to state any material fact, it being understood and agreed that for purposes of this clause (a), such factual information shall not include projections and pro forma financial information.

(b) The projections and pro forma financial information contained in the factual information referred to in clause (a) above (including the pro forma consolidated financial statements delivered hereunder) were or are based on good faith estimates and assumptions believed to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results.

Section 4.19 Solvency. Each Borrower will be solvent after consummation of the DPAC Transaction, and creation of the Obligations hereunder and under the Senior Loan Documents, the security interests of Lender, Senior Lender and the State of Ohio and the other transactions contemplated hereby and by the Senior Loan Documents. Borrowers are able to pay their debts as they mature and have sufficient capital to carry on their business.

Section 4.20 Survival of Representations and Warranties. The foregoing representations and warranties are made by the Borrowers with the knowledge and intention that the Lender will rely thereon, and shall survive the execution and delivery of this Agreement and the making of the Loan hereunder.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as the Subordinated Note remains outstanding and unpaid or any other Obligation is owing to the Lender, the Borrowers agree as follows:

Section 5.1 Financial Statements.

(a) SEC Filings. Within two (2) business days of filing with the SEC, DPAC shall deliver to Lender all financial statements, reports and other filings made by DPAC with the SEC.

(b) Reports to Management. Simultaneously with the delivery of the financial statements described in Section 5.1, the Borrower shall also deliver to Lender copies of reports to management and management letters prepared by the accountants to the Borrower, each certified as true and correct by a Responsible Officer.

(c) Compliance Certificates. Simultaneously with the delivery of the financial statements described in Section 5.1, the Borrowers shall furnish to the Lender a Compliance Certificate executed by a Responsible Officer of each Borrower (i) setting forth in reasonable detail the calculations supporting and used to determine Borrower’s compliance with the financial covenants contained in Article 7 hereof, along with supporting schedules; and (ii) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except as specified in such Compliance Certificate.

Section 5.2 Conduct of Business and Maintenance of Existence. Borrowers shall continue to engage in business of the same general type in all material respects as now conducted by their and preserve, renew and keep in full force and effect their existence and take all reasonable action to maintain all rights, privileges and franchises necessary for the normal conduct of their business. Borrowers shall comply with all Contractual Obligations and Requirements of Law.

Section 5.3 Maintenance of Property; Insurance. Borrowers shall keep all property useful and necessary in their business in good working order and condition; maintain all workers’ compensation insurance required by law; maintain with financially sound and reputable insurance companies insurance on all of their real and personal property in amounts consistent with past practices of Borrowers (in amounts sufficient to insure one hundred percent (100%) of the actual replacement costs thereof) (subject to normal deductibles and/or self-insured retentions in amounts not in excess of the amounts in place as of the date of this Agreement) and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, or, in case of an Event of Default, as the Lender may reasonably specify from time to time, that Lender may reasonably request from time to time, and furnish to the Lender, promptly after written request, any information as to the insurance carried. If Borrowers fail to do so, the Lender may obtain such insurance and charge the cost thereof to the Borrowers’ account and add it to the Obligations. The Borrowers agree that, if any loss should occur, the proceeds of all such insurance policies may be applied to the payment of all or any part of the Obligations, as the Lender may direct. Lender shall be named an additional named insured, lender loss payee and mortgagee on such insurance policies, as the case may be, to the extent that such policies insure the Collateral. In the event of any casualty for which the proceeds of insurance are less than Twenty Five Thousand and 00/100 Dollars ($25,000.00), however, the Borrowers shall be entitled to retain such proceeds for the purpose of repairing or replacing the insured property, provided that the Borrowers promptly execute and deliver to the Lender such documents, instruments, financing statements or other agreements as may be necessary to perfect the security interest of the Lender in all such property. All policies shall provide for at least thirty (30) days’ written notice of cancellation to the Lender, except premium nonpayment cancellation which shall be ten (10) days’ written notice.

Section 5.4 Liability Insurance. Borrowers shall, at all times, maintain in full force and effect such liability insurance with respect to their activities and other insurance as may be reasonably required by the Lender, such insurance to be provided by insurer(s) reasonably acceptable to the Lender; and, if requested by the Lender, such insurance shall name the Lender as an additional insured.

Section 5.5 Inspection of Property; Books and Records. DPAC, on a consolidated basis, shall maintain in all material respects complete and accurate books of accounts and records in which full, true and correct entries in conformity with GAAP and all Requirements of Law in all material respects shall be made of all dealings and transactions in relation to the Collateral and the operations of DPAC; and grant to the Lender, or its representatives, full and complete access to the Collateral and all books of account, records, correspondence and other papers relating to the Collateral during normal business hours and Borrowers grant to Lender the right to inspect, examine, verify and make abstracts from the copies of such books of account, records, correspondence and other papers, and to investigate during normal business hours such other records, activities and business of the Borrowers as they may deem reasonably necessary or appropriate at the time.

Section 5.6 Notices. Borrowers shall promptly give notice to the Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any default or event of default under any Contractual Obligation relating to any Indebtedness of Borrowers, and any litigation, investigation or proceeding which may exist at any time between Borrower and any governmental authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) the commencement, existence or written threat of any action or proceeding by or before any governmental or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, against or affecting

Borrower, which action or proceeding, as the case may be, would reasonably be expected to have a Material Adverse Effect; and

(d) any change in the business, operations, property or condition (financial or otherwise) of Borrowers which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrower propose to take with respect thereto.

Section 5.7 Environmental Laws. Borrowers shall comply in all material respects with all Environmental Laws and obtain and comply with and maintain in all material respects any and all licenses, approvals, registrations or permits required by any Environmental Law.

Section 5.8 Inventory. With respect to the Inventory, Borrowers shall:

(a) sell or dispose of the Inventory only to buyers in the ordinary course of business and consistent with past practices of Seller (which may include disposing of obsolete inventory or Inventory of de minimus value in the ordinary course of business and in accordance with past practices of such Borrowers); and

(b) provide Lender with a list of the locations of all Inventory on a monthly basis,

Section 5.9 Equipment. Borrowers shall:

(a) keep and maintain the Equipment in good operating condition and repair, excluding normal wear and tear, and shall make all necessary replacements thereof so that the value, utility and operating efficiency thereof shall at all times be maintained and preserved in materially the same condition as on the Closing Date, except to the extent items of Equipment become obsolete in the ordinary course of business, and not permit any such items to become a fixture to real estate or accession to other personal property; and

(b) upon an Event of Default or as reasonably requested by Lender, immediately on demand thereof by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment (including, without limitation, certificates of title and applications for the title).

Section 5.10 Collateral. Borrowers shall maintain the Collateral, as the same is constituted from time to time, free and clear of all Liens, except Permitted Liens, and defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein and pay all costs and expenses (including reasonable attorney’s fees) incurred in connection with such defense.

Section 5.11 Employee Benefit Plans. Borrowers will and will cause each of their ERISA Affiliates to comply in all material respects with all requirements imposed by ERISA and the Code applicable from time to time to any Employee Benefit Plans of a Borrower or any ERISA Affiliates; make full payment when due of all amounts which under the provisions of such Employee Benefit Plans or under applicable law, are required to be paid as contributions thereto; file on a timely basis all reports, notices and other filings required by any governmental agency with respect to any such Employee Benefit Plans; furnish to all participants, beneficiaries, and employees under any such Employee Benefit Plan, within the periods prescribed by law, all reports, notices and other information to which they are entitled under applicable law, and take no action which would cause any such Employee Benefit Plan to fail to meet any qualification requirement imposed by the Code.

Section 5.12 Further Documents. Borrowers shall, at or prior to the Closing Date:

(a) cause Lender’s Lien to be noted on each document of ownership or title as to which evidence of Lender’s Lien is necessary or, in Lender’s or Lender’s counsel’s opinion, advisable to be shown in order to perfect Lender’s Lien on the Collateral covered by such document; and if reasonably practicable

(b) execute and deliver such financing statements, documents and instruments, and perform all other acts as the Lender deems reasonably necessary or desirable, to carry out and perform the intent and purpose of this Agreement, and pay, upon demand, all expenses (including reasonable attorney’s fees) incurred by the Lender in connection therewith.

Section 5.13 Life Insurance. Borrowers shall keep and maintain the Life Insurance in accordance with the terms hereof until all of the Obligations are satisfied and this Agreement is terminated.

Section 5.14 Trademarks, Copyrights and Other Intellectual Property. Promptly upon the filing by Borrowers or any Subsidiary of any application for letters patent or the registration of any trademarks, trade names or copyrights, Borrowers shall notify Lender in writing and furnish such documentation as Lender may request to perfect Lender’s security interest in such property.

Section 5.15 Other Information. Borrowers shall furnish to the Lender such other financial and business information and reports in form and substance satisfactory to the Lender as and when the Lender may from time to time reasonably request.

Section 5.16 Board of Directors. For so long as the Obligations, or the Warrant or Capital Stock issued upon the exercise thereof remain outstanding and owned or held by Lender, Lender shall be entitled to nominate one (1) individual to attend any meetings of the board of directors of either Borrower and the meetings of any committee thereof as an observer and Lender shall be entitled to receive at lease ten (10) days’ prior written notice of all such meetings. Borrowers shall promptly reimburse such individual for all reasonable out-of-pocket expenses incurred in attending such meetings.

ARTICLE 6

NEGATIVE COVENANTS

The Borrowers covenant and agree with the Lender and warrant that, as long as the Loan shall remain unpaid:

Section 6.1 Limitations on Restricted Payments. Without the prior written consent of Lender, the Borrowers shall not, at any time, enter into, participate in, or make any Restricted Payment.

Section 6.2 Limitations on Indebtedness. Borrowers will not at any time create, incur or assume, or become or be liable (directly or indirectly) in respect of, any Indebtedness, other than:

(a) the Obligations incurred pursuant to this Agreement;

(b) the obligations incurred relative to the Senior Loan Documents and the State of Ohio Loan Documents or permitted by the Senior Loan Documents or the State of Ohio Loan Documents;

(c) Guarantee Obligations permitted under Section 6.3 hereof;

(d) current liabilities of Borrowers incurred in the ordinary course of business not incurred through the borrowing of money, or the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(e) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, worker’s compensation, materials and supplies to the extent any of the foregoing shall not otherwise be payable in accordance herewith;

(f) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which Borrowers shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(g) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(h) Indebtedness in respect of performance, surety, statutory, insurance, appeal or similar bonds obtained in the ordinary course of business;

(i) except to the extent prohibited by Section 6.6, Indebtedness of the Borrowers incurred to refinance or replace Indebtedness of such Person permitted hereunder; provided, that the principal amount (or committed principal amount) of such refinancing Indebtedness shall not exceed the outstanding principal amount (or committed principal amount) of the Indebtedness being refinanced, the terms of such refinancing are not more onerous taken as a whole to such Person than the terms of the Indebtedness being refinanced, and the Lender shall have consented to the incurrence of such refinancing Indebtedness; and

(j) Indebtedness pursuant to capital leases or purchase money financing agreements not exceeding $100,000 in the aggregate.

Section 6.3 Limitation on Guarantee Obligations. The Borrowers shall not create, incur, assume or suffer to exist any Guarantee Obligation except in the ordinary course or for (i) product warranties; and (ii) return or replacement guaranties and similar assurances made by Borrowers with respect to products sold to customers in the ordinary course of business and in accordance with the past practices of such Borrower.

Section 6.4 Limitation on Fundamental Changes. Borrowers shall not merge, consolidate or amalgamate, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any material change in their businesses or their present method of conducting business.

Section 6.5 Limitation on Dispositions of Assets. Without the prior written consent of Lender, which shall not be unreasonably withheld, Borrowers shall not convey, sell, lease, license, assign, transfer or otherwise dispose of a substantial part (more than ten percent (10%) in the aggregate during the term hereof) of their property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except for the sale of Inventory and obsolete Equipment or the disposal of de minimus amounts of Equipment and Inventory in the ordinary course of business and except for dispositions permitted under the definition of Restricted Payments.

Section 6.6 Limitation on Investments, Loans and Advances. Borrowers shall not make or permit to exist any advances or loans to, or guarantee or become contingently liable, directly or indirectly, in connection with the obligations, leases, stock or dividends of, or own, purchase or make any commitment to purchase any stock, bonds, notes, debentures or other securities of, or any interest in, or make any capital contributions to (all of which are sometimes collectively referred to herein as “Investments”) any Person except for (a) purchases of direct obligations of the federal government, (b) deposits in commercial banks, (c) commercial paper of any U.S. corporation having the highest ratings then given by the Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, (d) endorsement of negotiable instruments for collection in the ordinary course of business, (e) advances to employees for business travel and other expenses incurred in the ordinary course of business, (f) any extension of trade credit in the ordinary course of business and investments in customer accounts for Inventory sold or services rendered in the ordinary course of business, (g) any investments in cash equivalents, (h) investments received in connection with the bankruptcy of suppliers and customers or received pursuant to a plan of reorganization, in each case, in settlement of delinquent obligations or disputes; and (i) transactions contemplated by, or required of DPAC under the Warrant Agreement or the Warrant.

Section 6.7 Limitation on Payments and Modifications of Debt Instruments. The Borrowers shall not:

(a) make any optional payment or prepayment on any Indebtedness for Borrowed Money (other than Obligations under this Agreement and prepayments of accounts payable in the ordinary course of business to obtain discounts by the terms of payment); and

(b) amend, modify or change or consent or agree to any amendment, modification or change to any of the terms relating to the payment or prepayment of principal of or interest on, any such Indebtedness for Borrowed Money, or any capital or finance lease obligations, without the consent of Lender.

Section 6.8 Limitation on Creation or Acquisition of Subsidiaries. Borrowers will not create or form any new Subsidiary.

Section 6.9 Corporate Documents. Borrowers shall not make any material change, amendment or modification to their respective Articles of Incorporation or By-Laws without the prior written consent of Lender which consent shall not be unreasonably withheld or delayed.

Section 6.10 Changes Relating to Indebtedness. Without the consent of Lender, such consent not to be unreasonably withheld, Borrowers will not, and will not permit any of their Subsidiaries to change or amend the terms of the Senior Debt or State of Ohio Loan if such change or amendment would have the effect of (a) increasing the rate of or changing the due dates of payment of interest payable with respect to any liability of the Borrowers under the Senior Debt or State of Ohio Loan, or the amount of any fees payable under the Senior Debt or State of Ohio Loan, or require the Borrowers to pay any additional fees under or with respect to the Senior Debt or State of Ohio Loan (other than ordinary and customary fees in connection with giving effect to amendments and waivers otherwise permitted by this Agreement), (b) shortening the maturity of or requiring the earlier payment of the Senior Debt or the State of Ohio Loan, (c) imposing any additional prepayment obligations on the Borrower with respect to the Senior Debt or the State of Ohio Loan, (d) increasing the aggregate principal amount of the Senior Debt or the State of Ohio Loan, or (e) permitting the incurrence of additional indebtedness.

Section 6.11 Limitations on Management Fees. Neither Borrower nor any Subsidiary shall pay or obligate itself to pay, directly or indirectly, any management fee or similar compensation to any Person, or to any director, officer, shareholder or employee of such Person, except for reasonable directors’ fees for attendance at Board meetings or Board Committee meetings.

Section 6.12 Management Compensation. Borrower shall not pay to Steven Runkel compensation in excess of that described in his current employment agreement, as the same may be adjusted by the compensation committee of the Board of Directors of DPAC at any renewal thereof.